TO WHOM IT MAY CONCERN:

Pursuant to the authorization set forth in the instructions for the filing of Form 3, Form 4 and Form 5, respectively (hereinafter referred to as the "Reports"), under the requirements of the Securities Exchange Act of 1934, as amended, the undersigned hereby designates and authorizes each of GWENN L. CARR, RICHARD S. COLLINS, and MATTHEW M. RICCIARDI to execute and file, or cause to be filed, such Reports, and any amendments thereto, on behalf of the undersigned, with the Securities and Exchange Commission and any other proper bodies at any time when the filing of said Reports is in order, containing such information as GWENN L. CARR, RICHARD S. COLLINS, and MATTHEW M. RICCIARDI may deem advisable.

The authority of GWENN L. CARR, RICHARD S. COLLINS, and MATTHEW M. RICCIARDI under this authorization shall continue until the undersigned is no longer required to file Reports with regard to the undersigned's ownership of or transactions in securities of MetLife, Inc., unless earlier revoked by the undersigned in writing.

The undersigned acknowledges that GWENN L. CARR, RICHARD S. COLLINS, and MATTHEW
M. RICCIARDI are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.


/s/ Nicholas D. Latrenta

Date:December 7, 2010